Exhibit 99.3
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     Our Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) begins with an executive overview which provides a general description of our company today, a synopsis of industry market trends, insight into management’s perspective of the opportunities and challenges we face and our outlook for 2007 and 2008. Next, we analyze the results of our operations for the last three years, including the trends in our business and a summary of our severance, restructuring and asset impairment charges. Then we review our cash flows and liquidity, capital resources and contractual commitments. We conclude with an overview of our critical accounting judgments and estimates and a summary of recently issued accounting pronouncements.
     The following discussion should be read in conjunction with our Consolidated Financial Statements and Notes thereto included in “Item 8. Financial Statements and Supplementary Data.” Our discussion includes various forward-looking statements about our markets, the demand for our products and services and our future results. These statements are based on certain assumptions we consider reasonable. For information about these assumptions, you should refer to the section entitled “Item 1. Business — Forward-Looking Statements.”
Overview
     General
     Weatherford provides equipment and services used for drilling, completion and production of oil and natural gas wells throughout the world. We conduct operations in approximately 100 countries and have service and sales locations in nearly all of the oil and natural gas producing regions in the world. Our offerings include drilling and evaluation services, including directional drilling, measurement while drilling and logging while drilling, well installation services, fishing and intervention services, drilling equipment including land rigs, completion systems, production optimization and all forms of artificial lift.
     We reviewed the presentation of our reporting segments during the first quarter of 2007. Based on this review, we determined that our operational performance would be segmented and reviewed on a geographic basis. As a result, we realigned our financial reporting segments and will now report the following regions as separate, distinct reporting segments as defined by our chief operating decision maker: (1) North America, (2) Latin America, (3) Europe/West Africa/CIS and (4) Middle East/North Africa/Asia. Our historical segment data previously reported under our Evaluation, Drilling & Intervention Services and Completion and Production Systems divisions have been restated for all periods to conform to the new presentation.
     In June 2007, we approved a plan to sell our oil and gas development and production business. The business was formerly reported within our North America and Europe/West Africa/CIS segments and has been reclassified as a discontinued operation for all periods presented.
     In July 2005, we sold our Gas Services International compression fabrication business. Results of this business were formerly reported within our Middle East/North Africa/Asia segment and have been reclassified as a discontinued operation for all periods presented.
     Industry Trends
     Changes in the current price and expected future prices of oil and natural gas influence the level of energy industry spending. Changes in expenditures result in an increased or decreased demand for our products and services. Rig count is an indicator of the level of spending for the exploration for and production of oil and natural gas reserves.

     The following chart sets forth certain statistics that reflect historical market conditions:

			North American Rig	International Rig
	WTI Oil (1)	Henry Hub Gas (2)	Count (3)	Count (3)

2006	$61.05	$6.30	2,178	1,029
2005	61.04	11.23	2,046	948
2004	43.45	6.15	1,686	869

(1)	Price per barrel as of December 31 — Source: Applied Reasoning, Inc.

(2)	Price per MM/BTU as of December 31 — Source: Oil World

(3)	Average rig count for December — Source: Baker Hughes Rig Count and other third-party data
     Although oil and natural gas prices have continued to fluctuate over the last several years, the average annual price of oil and natural gas has continued to increase. Oil prices ranged from a high of $77.03 per barrel in July of 2006 to a low of $17.97 per barrel in January of 2002. Natural gas prices ranged from a high of $15.42 per MM/BTU in December of 2005 to a low of $1.91 per MM/BTU in January of 2002. Factors influencing oil and natural gas prices during the three-year period include persistent hydrocarbon inventory levels, realized and expected economic growth, levels of spare production capacity within the Organization of Petroleum Exporting Countries (“OPEC”), weather and geopolitical uncertainty, including the uncertainty of Iraqi oil production.
     Historically, the majority of worldwide drilling activity has been concentrated in North America. From mid-1999 through mid-2001, North American rig count improved steadily, peaking in the first quarter of 2001 at a quarterly average of 1,636 rigs. The level of drilling and completion spending in North America also improved steadily for this same time period with an overall improvement greater than 100%. During the latter part of 2001, the rig count started to decline, and the decline continued through mid-2002. Since mid-2002, the North American rig count has improved to a fourth quarter 2006 rig count average of 2,160 rigs. Traditionally, the international rig count has not been as volatile as the North American rig count. The international market experienced a 10% improvement in the 2006 average annual rig count as compared to the previous year and 20% improvement as compared to 2004.
     During 2006, drilling and completion spending has continued to increase in both North America and the international markets. According to Spears & Associates, 2006 drilling and completion spending increased 42% in North America and 24% in international markets as compared to 2005 levels. Drilling and completion spending growth during 2007 is anticipated to be driven by the international markets. According to Spears & Associates, drilling and completion spending during 2007 is anticipated to increase approximately 16% in international markets while declining approximately 3% in North America markets as compared to 2006 levels.
     Opportunities and Challenges
     The nature of our industry offers many opportunities and challenges. We have created a long-term strategy aimed at growing our business, servicing our customers, and most importantly, creating value for our shareholders. The success of our long-term strategy will be determined by our ability to manage effectively any industry cyclicality, respond to industry demands and successfully maximize the benefits from our acquisitions.
     The cyclicality of the energy industry impacts the demand for our products and services. Certain of our products and services, such as our drilling and evaluation services, well installation services and well completion services, depend on the level of exploration and development activity and the completion phase of the well life cycle. Other products and services, such as our production optimization and artificial lift systems, are dependent on production activity. We believe that decline rates, a measure of the fall in production from a well over time, are accelerating. We also believe that there has been, and will continue to be, a deterioration in the quality of incremental hydrocarbon formations that our customers develop and that these formations will require more of our products and services than higher quality formations. The market for oilfield services will grow year on year relative to the decline rates and the implicit rate of demand growth. We are aggressively, but methodically, expanding our people, manufacturing and equipment capacity to meet the demands of the industry.
     In the third quarter of 2005, we acquired Precision Energy Services and Precision Drilling International. This acquisition significantly strengthens and expands our service offering. Opportunities exist to accelerate the market penetration of the acquired products in the Eastern Hemisphere by utilizing our established infrastructure and to increase pull through sales with our expanded portfolio of technologies.

     2007 and 2008 Outlook
     We believe the outlook for our businesses is favorable. As decline rates accelerate and reservoir productivity complexities increase, our clients will face growing challenges securing desired rates of production growth. Assuming the demand for hydrocarbons does not weaken, these phenomena provide us with a robust outlook. The acceleration of decline rates and the increasing complexity of the reservoirs increase our customers’ requirements for technologies that improve productivity.
     In particular, the international markets are experiencing a multi-year expansion, with the Eastern Hemisphere standing out as the strongest market. The dynamics in North America are different. Near term, the climate will dictate activity in North America. Weather-related activity decreases were experienced in North America during the fourth quarter of 2006, particularly in Canada. Aside from seasonal swings, further declines in the 2007 Canadian market are likely. High natural gas storage levels could also impact near-term activity; however we believe any activity declines would be short lived, if they were to occur.
     Looking into 2007 and 2008, we expect average worldwide rig activity to grow as compared to fourth quarter 2006 levels, and we expect our business to continue to grow at a faster rate than the underlying rig count. We expect the Eastern Hemisphere to be our highest growth market during 2007, followed by the Latin America market. We expect our growth in 2007 and 2008 to be broad based, with all of our product and service lines continuing to build on 2006 achievements. These improvements should be driven by the strength of our technology and our global infrastructure. We expect our newer technologies to continue to gain traction across a wider breadth of geographic markets, similar to our performance in 2006.
     Geographic Markets. Climate, natural gas storage levels and commodity prices will dictate the rate of oilfield service activity growth in North America during 2007 and 2008. While these factors are difficult to predict with any certainty over short periods of time, we believe that the North American market has positive secular growth attributes over the longer term. Over the next 12 to 18 months, North America activity is likely to remain at or around current levels, on average. We expect most of our growth in 2007 and 2008 will come out of the international markets. Eastern Hemisphere growth will be driven by year over year increases in the Middle East, North Africa, West Africa, China, Russia and Central Europe. In addition, we expect volume increases in Latin America with improvements stemming from Brazil, Mexico and Argentina. The North Sea is expected to show modest growth throughout 2007. In the course of 2007, we anticipate the Eastern Hemisphere will surpass the U.S. market as our largest market.
     Pricing. The overall pricing outlook is positive. Pricing is trending upwards, concurrently with raw material and labor cost inflation. We expect pricing to remain positive throughout 2007, net of cost increases. Price improvements are being realized on a contract-by-contract basis and are occurring in different classes of products and service lines depending upon the region.
     Overall, the level of market improvements for our businesses for 2007 will continue to depend heavily on our ability to gain market share, primarily in the Eastern Hemisphere, recruit and retain personnel and secure further acceptance of our new technologies. The continued strength of the industry will be highly dependent on many external factors, such as world economic and political conditions, member country quota compliance within OPEC and weather conditions. The extreme volatility of our markets makes predictions regarding future results difficult.

Results of Operations
     The following charts contain selected financial data comparing our consolidated and segment results from operations for 2006, 2005 and 2004.
     Comparative Financial Data

	Year Ended December 31,
	2006	2005	2004
	(In thousands, except percentages and per share data)

Revenues:
North America	$3,672,630	$2,400,705	$1,669,555
Latin America	726,197	423,974	301,392
Europe/West Africa/CIS	827,343	659,308	556,112
Middle East/North Africa/Asia	1,352,758	849,240	604,715

	6,578,928	4,333,227	3,131,774

Gross Profit % (a):	36.0%	31.9%	31.1%

Research and Development:	149,429	107,362	83,552

Selling, General and Administrative Attributable to Segments:	752,216	545,892	435,634

Corporate General and Administrative	115,593	77,154	55,889

Equity in Earnings of Unconsolidated Affiliates	(5,830)	(10,427)	(3,838)

Exit Costs and Restructuring Charges	—	93,581	—

Operating Income (Expense):
North America	1,035,337	508,240	288,752
Latin America	132,616	60,117	59,645
Europe/West Africa/CIS	172,687	121,113	90,912
Middle East/North Africa/Asia	273,239	148,798	99,289
Exit Costs and Restructuring Charges	—	(93,581)	—
Corporate and Other (b)	(259,192)	(174,089)	(135,603)

	1,354,687	570,598	402,995

Gain on Sale of Universal Common Stock	—	115,456	77,642
Debt Redemption Expense	—	(4,733)	—
Interest Income	6,656	11,208	3,846
Interest Expense	(109,216)	(80,189)	(63,467)
Other, Net	(13,218)	19,777	10,556

Effective Tax Rate	25.9%	25.5%	21.5%

Income from Continuing Operations per Diluted Share	$2.55	$1.48	$1.18

Loss from Discontinued Operations, Net of Taxes	(9,737)	(2,675)	(7,823)

Net Income per Diluted Share	2.53	1.47	1.15

Depreciation and Amortization	482,948	334,330	255,881

(a)	During the year ended December 31, 2005, we incurred $20.7 million of inventory write-downs associated with our 2005 acquisition of Precision. Total Costs of Products and Services associated with the 2005 Exit and Restructuring Charge were $51.3 million.

(b)	Includes equity in earnings of unconsolidated affiliates which are integral to our operations and research and development expenses, which are not allocated geographically.

     Consolidated Revenues by Product-Line

	Year Ended December 31,
	2006	2005	2004

Artificial Lift Systems	18%	21%	25%
Well Construction	15	17	21
Drilling Services	15	12	9
Drilling Tools	12	13	14
Completion Systems	10	13	14
Wireline	10	7	2
Re-entry & Fishing	8	7	8
Stimulation & Chemicals	6	6	5
Integrated Drilling	5	2	—
Pipeline & Specialty Services	1	2	2

Total	100%	100%	100%

Company Results
     Revenues
     Consolidated revenues increased $2,245.7 million, or 51.8%, in 2006 as compared to 2005. The 2005 acquisition of Precision Energy Services and Precision Drilling International contributed approximately $1,040 million of the increase. Excluding our acquisitions, the revenue increase was generated by increased volume through market share and activity improvement and increased pricing obtained through the renewal of long-term contracts.
     Consolidated revenues increased $1,201.5 million, or 38.4%, in 2005 as compared to 2004. The acquisition of Precision Energy Services and Precision Drilling International contributed $448.3 million of the increase. Organic growth of $753.2 million was due primarily to market activity, share gains and pricing initiatives.
     Gross Profit
     Our gross profit as a percentage of revenues increased from 31.9% in 2005 to 36.0% in 2006. This increase was primarily the result of the positive impact of higher base revenues to cover fixed costs, with additional contributions from stronger North America and international pricing. In addition, the year ended December 31, 2005 included inventory write downs of $20.7 million associated with our 2005 integration/reorganization plan.
     Our gross profit as a percentage of revenues increased from 31.1% in 2004 to 31.9% in 2005. The increase in our gross profit percentage in 2005 was primarily volume related, with additional contributions from stronger pricing increases. This increase was offset by increasing labor costs, inventory write downs of $20.7 million associated with our 2005 integration/reorganization plan and the lower margins of businesses acquired in 2005.
     Research and Development
     Research and development expenses increased $42.1 million, or 39.2%, in 2006 as compared to 2005 and $23.8 million, or 28.5%, in 2005 as compared to 2004. Research and development expenses as a percentage of revenues were 2.3%, 2.5% and 2.7% in 2006, 2005 and 2004, respectively. Our 2005 acquisition accounted for approximately $40 million of the current year’s increase and approximately $15 million of the increase experienced during 2005. The remaining increases of research and development expenditures reflect our continued focus on developing and commercializing new technologies as well as investing in our core product offerings.
     Corporate General and Administrative
     Corporate general and administrative expenses increased $38.4 million, or 49.8%, from 2005 to 2006. Approximately $17 million of the increase is due to severance charges. The remainder of the increase is primarily due to increased costs associated with higher employee compensation expense and professional services fees. Corporate general and administrative expenses increased $21.3 million, or 38.0%, from 2004 to 2005 due primarily to increases in stock-based compensation, severance, increases in professional fees and increased costs associated with our 2005 acquisition.

     Exit Costs and Restructuring Charges
     During 2005, we underwent both a restructuring related to our acquisition of Precision and reorganization activities related to our historical businesses, including a change in management, a change in regional structure and an evaluation of product lines. We incurred exit costs of $114.2 million related to this exit and reorganization. The charge included an inventory write-down of $20.7 million which has been recorded in Cost of Products and a remaining amount of $93.6 million which has been recorded as Exit Costs and Restructuring Charges in the accompanying Consolidated Statements of Income.
     The exit plan related to the Precision acquisition resulted in exit costs and restructuring charges of $105.5 million. We initiated an integration plan to combine worldwide operations, rationalize product lines, and eliminate certain products, services and locations. Product line rationalization included wireline, controlled pressure drilling and testing and directional product and service offerings. Inventory totaling $20.7 million was written-down. Asset impairment charges included $20.9 million for fixed assets, $12.9 million related to information technology and $1.7 million related to investments. Employee severance and termination benefits totaled $33.0 million. Contract terminations and facility closures of $7.3 million were also recorded. In connection with the valuation of the Precision assets, $9.0 million was identified as purchased in process research and development and was written-off.
     The exit plan related to the reorganization activities surrounding our historical businesses resulted in exit costs and restructuring charges of $8.7 million. We incurred severance and termination benefits of $3.6 million and recorded $2.6 million of facility termination charges related to the rationalization of two facilities in the United Kingdom and the U.S. The remaining $2.5 million charge related to the write-off of other assets.
     The 2005 integration and reorganization plans are substantially complete as of December 31, 2006. No additional costs were recorded during the year ended December 31, 2006, and we do not anticipate future charges, relating to these activities. A summary of the exit costs and restructuring charges by segment is as follows:

			Europe/	Middle East/
	North	Latin	West Africa/	North Africa/
	America	America	CIS	Asia	Corporate	Total
	(In thousands)

Cost of Products	$14,284	$903	$2,843	$6,466	$—	$24,496
Cost of Services	14,143	3,248	6,721	2,737	—	26,849
Research and Development	9,000	—	—	—	—	9,000
Selling General & Administrative	21,152	—	—	—	—	21,152
Corporate General & Administrative	—	—	—	—	32,738	32,738

Total	58,579	4,151	9,564	9,203	32,738	114,235
Cash Payments	(23,345)	(750)	(3,547)	(502)	(13,830)	(41,974)
Non-cash Utilization	(35,234)	(3,401)	(5,916)	(8,581)	(15,852)	(68,984)

Balance at December 31, 2006	$—	$—	$101	$120	$3,056	$3,277

     As of December 31, 2006, the remaining accrual was comprised primarily of severance benefits. The length of time we are obligated to make severance payments varies, with the longest obligation continuing through 2018.
     Gain on Sale of Universal Common Stock
     We sold our remaining 6.75 million shares of Universal Compression common stock during 2005 for net proceeds of $276.8 million and recognized a gain of $115.5 million with no related tax impact. During 2004, we sold 7.0 million shares of Universal Compression common stock for net proceeds of $231.8 million and recognized a gain of $77.6 million with no related tax impact.
     Debt Redemption Expense
     During the third quarter of 2005, we settled our Zero Coupon Convertible Senior Debentures and expensed $4.7 million, $3.3 million net of taxes, of unamortized issuance costs.

     Interest Expense
     Interest expense increased $29.0 million, or 36.2%, in 2006 as compared to 2005. This increase was due primarily to our additional long-term debt issuances during 2006 used to fund our acquisition of shares under our share repurchase program and to fund current year acquisitions. The increase was partially offset by the settlement of our Zero Coupon Convertible Senior Debentures and the reduction of our outstanding debt balance with the proceeds received from the sale of our remaining investment in Universal Compression, which occurred in the third and fourth quarters of 2005, respectively. Interest expense increased $16.7 million, or 26.3%, in 2005 as compared to 2004. This increase was due primarily to the incremental borrowings used to fund the cash portion of our 2005 acquisition, offset by the settlement of our Zero Coupon Convertible Senior Debentures during the third quarter of 2005.
     Other, Net
     Other, net decreased $33.0 million from 2005 to 2006 primarily as a result of unfavorable changes in foreign exchange rates experienced during the current year. In addition, the year ended December 31, 2005 included equity in earnings of $9.5 million from our investment in Universal Compression. Our remaining interest in Universal Compression was sold in December of 2005. Our other, net increased approximately $9.2 million from 2004 to 2005 primarily due to the favorable impact of fair value changes in foreign exchange and interest rate derivatives not accounted for as hedging instruments.
     Income Taxes
     Our effective tax rates were 25.9% in 2006, 25.5% in 2005, and 21.5% in 2004. During 2006, we realized a tax benefit of $26.4 million related to the favorable settlement of certain foreign tax exposures, which lowered our effective rate for the period.
     During 2005, we incurred exit and restructuring charges and debt redemption expense of $119.0 million, $81.9 million net of tax, and a gain on our sale of Universal Compression common stock of $115.5 million with no related tax impact. We also incurred additional tax expense of $23.9 million associated with the impairment of certain foreign tax credits resulting from the integration of the Precision acquisition into our tax structure. These items and their associated income tax impact reduced our 2005 effective income tax rate.
     Our 2004 effective tax rate was reduced due to our sale of Universal common stock which generated a $77.6 million gain with no related tax impact.
Segment Results
     North America
     North America revenues increased $1,271.9 million, or 53.0%, in 2006 as compared to 2005. The increase in North America revenues was primarily attributable to the U.S., which increased $903.6 million, or 56.2%, over 2005. This increase exceeded the 19.2% increase in U.S. rig count over the same period. Excluding revenues from acquisitions, North America revenues increased approximately $700 million, or 33%, over the prior year. This region’s increase outpaced the North America rig count increase of 15.3%. The increase in activity and pricing in the U.S. and Canadian markets were key contributors to revenue growth during 2006.
     North America revenues increased $731.2 million, or 43.8%, in 2005 as compared to 2004 and included revenue increases of 41.0% and 49.7% in the U.S. and Canada, respectively. Excluding acquisitions, North America revenues increased $481.1 million, or 28.8%, over 2004. This increase is compared to an average annual North America rig count increase of 18.1%, and was due to product specific market share gains, activity increases and pricing improvement. Although our U.S. operations generated substantial revenue growth during 2005, certain of our U.S. manufacturing and distribution facilities were negatively impacted by hurricane activity in the Gulf Coast region.
     Operating income increased $527.1 million, or 103.7.0%, from $508.2 million in 2005 to $1,035.3 million in 2006. Operating margins were 28.2% in 2006 compared to 21.2% in 2005. The increase in operating income and margins was due primarily to the additional incremental revenues generated during 2006 to cover our fixed cost base. Our current year operating income includes a full year of results from our acquisition of Precision Energy Services versus four months during 2005. In addition, 2005 operating results were negatively impacted by hurricane activity in the Gulf Coast region.

     Operating income increased $219.5 million, or 76.0%, from $288.8 million in 2004 to $508.2 million in 2005. Operating margins were 21.2% in 2005 compared to 17.3% in 2004. The increase in operating income and margins was due primarily to the additional incremental revenues generated during 2005 to cover our fixed cost base, which included four months of activity related to our acquisition of Precision Energy Services. The increase was partially offset by the impact of hurricane activity in the Gulf Coast region.
     Middle East/North Africa/Asia
     Revenues in our Middle East/North Africa/Asia segment increased $503.5 million, or 59.3%, in 2006 as compared to 2005. Excluding acquisitions, revenues increased approximately $250 million, or 34%, over the prior year. This increase exceeded the average rig count increase of 15.2% for this region over the comparable period. Revenues increased $244.5 million, or 40.4%, in 2005 as compared to 2004. Excluding acquisitions, revenues increased approximately $140 million, or 23%, over the prior year. This increase outpaced the 9.8% increase in average Middle East/North Africa/Asia rig count over the comparable period.
     Operating income increased $124.4 million, or 83.6%, from $148.8 million in 2005 to $273.2 million in 2006. Operating margins were 17.5% in 2005 compared to 20.2% in 2006. The increase in operating income and margins was due primarily to the additional incremental revenues generated during the current period to cover our fixed costs. Operating income increased $49.5 million, or 49.9%, in 2004 to $148.8 million in 2005. Operating margins were 16.4% in 2004 compared to 17.5% in 2005. This increase in operating income and margins was primarily due to the higher revenue base.
     Europe/West Africa/CIS
     Revenues in our Europe/West Africa/CIS segment increased $168.0 million, or 25.5%, in 2006 as compared to 2005, which exceeded the 11.0% increase in average rig count in the region over the comparable period. Revenues increased $103.2 million or 18.6% in 2005 as compared to 2004. This increase also outpaced the 1.8% increase in average rig count in the region over the comparable period.
     Operating income increased $51.6 million, or 42.6%, from $121.1 million in 2005 to $172.7 million 2006. Operating margins were 18.4% in 2005 compared to 20.9% in 2006. Operating income increased $30.2 million, or 33.2%, from $90.9 million in 2004 to $121.1 million in 2005. Operating margins were 16.3% in 2004 compared to 18.4% in 2005. This year-over-year improvement in operating income and margins was primarily the result of higher revenues during the current year absorbing the region’s fixed cost base.
     Latin America
     Revenues in our Latin America segment increased $302.2 million, or 71.3%, in 2006 as compared to 2005. The revenue increase was partially attributable to increased activity in the region. Excluding acquisitions, Latin America revenues increased approximately $100 million, or 30%, over the prior year. This increase outpaced the 2.5% increase in Latin American rig count over the comparable period. Latin American revenues increased $122.6 million or 40.7% in 2005 as compared to 2004. Excluding acquisitions, Latin America revenues increased approximately $40 million, or 14%, over the prior year. This increase outpaced the 8.7% increase in Latin American rig count over the comparable period.
     Operating income increased $72.5 million, or 120.6%, from $60.1 million in 2005 to $132.6 million in 2006. Operating margins were 14.2% in 2005 compared to 18.3% in 2006. The increase in operating income and margins was primarily attributable to the incremental revenues generated during the current year through both acquisitions and organic growth combined with a shift to more service-based activity, which typically contributes higher margins. Operating income in 2005 was relatively flat compared to 2004. Operating margins were 19.8% in 2004 compared to 14.2% in 2005. The decrease in operating margin was primarily due to increases in operating costs experienced during 2005, which were not recovered by additional pricing initiatives during the period.

Discontinued Operations
     Our discontinued operations consist of our oil and gas development and production company and our Gas Services International fabrication business. We had losses from our discontinued operations, net of taxes, of $9.7 million, $2.7 million and $7.8 million for the years ended 2006, 2005 and 2004, respectively.
     We had a loss from our oil and gas development and production company, net of taxes, of $9.7 million, $3.9 million and $0.7 million, respectively, for the years ended December 31, 2006, 2005, and 2004.
     We generated a gain from our fabrication business discontinued operation of $1.2 million, net of taxes, for the year ended December 31, 2005 and incurred a loss, net of taxes, of $7.1 million for the year ended December 31, 2004. The sale of the fabrication business was finalized in July 2005 for a gain of approximately $0.6 million. Included in the 2004 loss were non-cash charges related to goodwill and asset impairments of $3.1 million and an income tax provision of $2.4 million to record a valuation allowance against unrealized deferred tax assets.
Liquidity and Capital Resources
     Historical Cash Flows
     Our historical cash flows for the years ended December 31, 2006 and 2005 were as follows:

	Year Ended December 31,
	2006	2005
	(In millions)

Net Cash Provided by Operating Activities	$1,087.0	$503.1
Acquisition of Businesses, Net of Cash Acquired	(194.3)	(991.1)
Acquisition of Intellectual Property	(31.2)	(13.4)
Capital Expenditures for Property, Plant & Equipment	(1,071.1)	(526.6)
Proceeds from Sale of Universal Common Stock	—	276.8
Proceeds from Sale of Assets and Businesses	39.9	15.9
Other Investing Activities	14.2	(16.5)
Cash Paid for Redemption of Zero Coupon Convertible Debentures	—	(348.8)
Borrowings of Long-Term Debt and Short-Term Facilities, Net	622.5	728.8
Purchases of Treasury Shares	(548.6)	—
Proceeds from Exercise of Stock Options	55.4	191.1
Other Financing Activities	18.2	(2.5)

Net Decrease in Cash and Cash Equivalents	$(8.0)	$(183.2)

     Sources of Liquidity
     Our sources of liquidity include current cash and cash equivalent balances, cash generated from operations, and committed availabilities under bank lines of credit. In 2005, we also generated cash proceeds from the sale of our investment in Universal Compression Holdings, Inc. and non-core businesses. We also historically have accessed banks for short-term loans from uncommitted borrowing arrangements and the capital markets with debt, equity and convertible offerings. We maintain a shelf registration statement covering the future issuance of various types of securities, including debt, common shares, preferred shares and warrants.

Committed Borrowing Facilities
     The following summarizes our short-term committed financing facilities and our usage and availability of committed facilities as of December 31, 2006 (in millions):

			Uses of Availability
			Commercial
Short-term Committed	Facility	Expiration	Paper		Letters of	Committed
Financing Facilities	Amount	Date	Support	Drawn	Credit	Availability

Revolving Credit Facility	$1,500.0	May 2011	$490.8	$75.3	$25.8	$908.1
Canadian Facility	21.5	July 2007	—	6.9	0.3	14.3
     In August 2005, we entered into a 364-Day Revolving Credit Agreement (“364-Day Facility”). Under this agreement, we were allowed to borrow up to $1.2 billion to fund the redemption of our zero coupon convertible senior debentures and the acquisition of Precision Energy Services and Precision Drilling International, and were allowed to fund certain refinancings, including commercial paper repayments or common share repurchases. The 364-Day Facility was terminated on August 10, 2006 in connection with the completion of our debt issuance of $600.0 million.
     On May 2, 2006, we amended and restated our revolving credit agreement with a syndicate of banks of which JPMorgan Chase Bank is the Administrative Agent (“Revolving Credit Facility”). As restated, the Revolving Credit Facility provided us a $750.0 million, five-year multi-currency senior unsecured revolving credit facility. The Revolving Credit Facility provided that, with the consent of the lenders, we could increase the size of the facility up to $1.5 billion. Effective November 14, 2006, we increased the aggregate lending commitment available under this facility to $1.5 billion. Based on our current debt ratings, we will pay a commitment fee of 0.08% per year, and borrowings under the facility will bear interest at variable annual rates based on LIBOR plus 0.27%, plus an additional 0.05% for any period in which more than half of the total commitment is utilized. The Revolving Credit Facility superceded our previous $500.0 million facility that was scheduled to mature May 12, 2006. The weighted average interest rate on the outstanding borrowing under this facility was 5.4% at December 31, 2006.
     The Revolving Credit Facility requires us to maintain a debt-to-capitalization ratio of less than 60% and contains other covenants and representations customary for investment-grade commercial credit. We were in compliance with these covenants at December 31, 2006. The Revolving Credit Facility is guaranteed by our wholly-owned indirect subsidiary, Weatherford International, Inc., subject to certain conditions. The Revolving Credit Facility does not contain any provisions that make its availability dependent upon our credit ratings; however, the interest rate is dependent upon the credit rating of our long-term senior debt.
     We also maintain a Canadian dollar committed facility (“Canadian Facility”) to support our operations in that country. The Canadian Facility provides for borrowings or letters of credit under the facility up to an aggregate of 25.0 million Canadian dollars, or $21.5 million as of December 31, 2006. The weighted average interest rate of the outstanding borrowings of this facility was 6.7% at December 31, 2006.
Commercial Paper
     In October 2005, we initiated a commercial paper program under which we may from time to time issue short-term unsecured notes. In connection with this program, we entered into agreements with third-party lending institutions under which each of these lending institutions may act as dealers of this commercial paper. Also in connection with the program, Weatherford International, Inc., one of our wholly-owned indirect subsidiaries, provides a guarantee of any commercial paper notes that we may issue. Our commercial paper issuances are supported by the Revolving Credit Facility. In connection with the increase in the aggregate lending commitments under our Revolving Credit Facility, the size of our commercial paper program was increased to $1.5 billion on November 15, 2006. As of December 31, 2006, we had $490.8 million of outstanding commercial paper issuances with maturities ranging from 3 to 26 days. The weighted average interest rate related to outstanding commercial paper issuances at December 31, 2006 was 5.4%.
     Cash Requirements
     During 2007, we anticipate our cash requirements to include working capital needs, capital expenditures, and the repurchase of our common shares.

     Capital expenditures for 2007 are projected to be approximately $1.0 billion. The expenditures are expected to be used primarily to support the growth of our business and operations. Capital expenditures during the year ended December 31, 2006 were $999.3 million, net of proceeds from tools lost down hole of $71.8 million.
     In December 2005, our board authorized us to repurchase up to $1.0 billion of our outstanding common shares. We may from time to time repurchase our common shares depending upon the price of our common shares, our liquidity and other considerations. During the year ended December 31, 2006, we repurchased 12.5 million of our common shares at an aggregate price of $548.6 million.
     From time to time we acquire businesses or technologies that increase our range of products and services, expand our geographic scope or are otherwise strategic to our businesses. During the year ended December 31, 2006, we used approximately $194.3 million in cash, net of cash acquired, in business acquisitions.
     Contractual Obligations
     The following summarizes our contractual obligations and contingent commitments by period. The obligations we pay in future periods may vary from those reflected here due to certain assumptions including the duration of our obligations and anticipated actions by third parties.

	Payments Due by Period
		Less than	1-3	4-5	After 5
Obligations and Commitments	Total	1 Year	Years	Years	Years
	(In millions)

Recorded Obligations:
Short-term debt	$633.0	$633.0	$—	$—	$—
Senior notes (a)	1,550.0	—	—	350.0	1,200.0
Other long-term debt	23.8	13.5	8.7	1.6	—

Unrecorded Obligations:
Noncancellable operating leases	315.2	59.9	79.0	52.6	123.7
Letters of credit	159.1	106.8	33.4	10.1	8.8

Total contractual obligations	$2,681.1	$813.2	$121.1	$414.3	$1,332.5

(a)	Amounts represent the expected cash payments for our total debt and do not include any unamortized discounts or deferred gains on terminated interest rate swap agreements.
     Short-term Debt
     We have short-term borrowings with various domestic and international institutions pursuant to uncommitted facilities. At December 31, 2006, we had $60.0 million in short-term borrowings outstanding under these arrangements with a weighted average interest rate of 6.5%.
     Senior Notes
     On August 7, 2006, we completed an offering of $600.0 million senior notes at a coupon rate of 6.50% (“6.50% Senior Notes”) with a maturity in August 2036. Net proceeds of $588.3 million were used to partially repay outstanding borrowings on our commercial paper program. Interest on the notes is payable semi-annually in arrears on February 1 and August 1 of each year. The notes are fully and unconditionally guaranteed by Weatherford International, Inc. In connection with the issuance, we elected to notify our administrative agent under our 364-Day Facility to terminate the commitments under that agreement. In addition, the size of our commercial paper program was reduced to correspond to the availability under the Revolving Credit Facility.
     On May 15, 2006, the stated maturity date, we repaid in full the outstanding $200.0 million of 7 1/4% Senior Notes plus all accrued interest.
     On February 17, 2006, we completed an offering of $350.0 million of 5.50% senior notes due 2016 (“5.50% Senior Notes”). The notes are fully and unconditionally guaranteed by Weatherford International, Inc. Interest on the notes is payable semi-annually in arrears on February 15 and August 15 of each year. Net proceeds from the offering were $346.2 million and were used to reduce borrowings on our commercial paper program.

     On October 7, 2003, we issued $250.0 million of 4.95% senior notes due 2013 (“4.95% Senior Notes”). The notes are fully and unconditionally guaranteed by Weatherford International, Inc. Interest on the notes is payable semi-annually in arrears on April 15 and October 15 of each year.
     On November 16, 2001, we issued $350.0 million of 6 5/8% senior notes due 2011 (“6 5/8% Senior Notes”). Interest on the 6 5/8% Senior Notes is payable semi-annually on May 15 and November 15. The notes were issued by our wholly-owned indirect subsidiary, Weatherford International, Inc., and are fully and unconditionally guaranteed by Weatherford International Ltd.
      Other Long-term Debt
     We have long-term borrowings with various domestic and international institutions, primarily related to capital leases and foreign and other bank debt. At December 31, 2006, we had $23.8 million in other long-term borrowings outstanding under these arrangements with a weighted average interest rate of 6.2%.
      Derivative Instruments
     From time to time, we enter into derivative transactions to hedge existing or projected exposures to changes in interest rates and foreign currency exchange rates. We do not enter into derivative transactions for speculative or trading purposes.
      Interest Rate Swaps
     We use interest rate swap agreements to take advantage of available short-term interest rates. Amounts received upon termination of the swap agreements represent the fair value of the agreements at the time of termination and are recorded as an adjustment to the carrying value of the related debt. These amounts are being amortized as a reduction to interest expense over the remaining term of the debt.
     As of December 31, 2006 and 2005, we had net unamortized gains of $14.3 million and $18.3 million, respectively, associated with interest rate swap terminations. These gains have been deferred and recorded as an adjustment to the carrying value of the related debt and are amortized against interest expense over the remaining term of the debt issuance against which they were hedged. Our interest expense was reduced by $4.0 million, $6.8 million and $12.3 million for 2006, 2005 and 2004, respectively, as a result of our interest rate swap activity. There were no interest rate swap agreements outstanding as of December 31, 2006 and 2005.
      Cash Flow Hedges
     During December 2005, we recorded a $4.2 million loss in Other Comprehensive Income on interest rate derivatives entered into and terminated in 2005; this loss is being amortized to interest expense over the life of the 5.50% Senior Notes.
     In January 2006 we entered into interest rate derivative instruments for a notional amount of $350.0 million to hedge projected exposures to interest rates in anticipation of a future debt issuance. Those hedges were terminated at the time of issuance of the 5.50% Senior Notes. We received cash proceeds of $6.2 million at termination, and the gain on these hedges is being amortized to interest expense over the life of the 5.50% Senior Notes.
     In July 2006 we entered into interest rate derivative instruments for a notional amount of $500.0 million to hedge projected exposures to interest rates in anticipation of a future debt issuance. Those hedges were terminated at the time of issuance of the 6.50% Senior Notes. We paid a cash settlement of $1.5 million at termination, and the loss on these hedges is being amortized to interest expense over the life of the 6.50% Senior Notes.
      Other Derivative Instruments
     As of December 31, 2006 and 2005, we had several foreign currency forward contracts and one option contract with notional amounts aggregating $271.0 million and $88.9 million, respectively, which were entered into to hedge exposure to currency fluctuations in various foreign currencies, including the euro, the Australian dollar, the Canadian dollar, the Norwegian kroner, the Brazilian reais, the Mexican peso, the Thai bhat and the pound sterling. The total estimated change in fair value of these contracts compared to the original notional amount at December 31, 2006 and 2005 resulted in a liability of $1.0 million and $0.1 million, respectively. These derivative instruments were not designated as hedges and the changes in fair value of the contracts are recorded each period in current earnings.

     In addition, after the closing of the acquisition of Precision Energy Services and Precision Drilling International, we entered into a series of cross-currency swaps between the U.S. dollar and Canadian dollar with notional amounts at execution totaling $588.9 million. On March 31, 2006, cross-currency swaps with an original notional value of $140.4 million were terminated and we paid a net settlement in April 2006 of $3.5 million. On September 11, 2006, a cross-currency swap with an original notional value of $84.2 million was terminated and we paid a net settlement of $6.3 million. At December 31, 2006, we had notional amounts outstanding of $364.3 million. The total estimated change in fair value of these contracts compared to the original notional amount at December 31, 2006 resulted in a liability of $11.1 million. These derivative instruments were not designated as hedges and the changes in fair value of the contracts are recorded each period in current earnings. During the year ended December 31, 2006, net cash proceeds of $3.2 million were received from the cross-currency swaps, which were the net settlements of quarterly interest rate payments on the two currencies swapped. These quarterly net interest rate settlements are based on the variable interest rates of both the Canadian dollar and the U.S. dollar.
     We also have the following cash commitments and contractual obligations:
      Warrant
     On February 28, 2002, we issued Shell Technology Ventures Inc. a warrant to purchase up to 6.5 million common shares at a price of $30.00 per share. Effective July 12, 2006, this agreement was amended and restated to reflect, among other things, changes in our capital structure. The warrant remains exercisable until February 28, 2012 and is subject to adjustment for changes in our capital structure or the issuance of dividends in cash, securities or property. Upon exercise by the holder, settlement may occur through physical delivery, net share settlement, net cash settlement or a combination of those methods. The net cash settlement option upon exercise is at our sole discretion. In addition, the amended and restated warrant no longer contains a conversion feature, which previously allowed the warrant holder to convert the warrant into common shares. The amendment did not affect the accounting or classification of the warrant.
      Pension Plans
     We have defined benefit pension plans covering certain of our U.S. and international employees that provide various pension benefits. During 2006, we contributed $9.6 million towards those plans, and for 2007, we anticipate funding approximately $10.8 million through cash flows from operating activities.
     Our nonqualified supplemental executive retirement plan is unfunded; however, we maintain life insurance policies on the participants with the intent to use the proceeds from such policies to meet the plan’s benefit requirements.
      Zero Coupon Convertible Senior Debentures
     On June 30, 2000, we completed the private placement of $910.0 million face amount of Zero Coupon Debentures. These debentures were issued at $501.6 million, providing the holders with an annual 3% yield to maturity. At June 30, 2005, the holders had the option to require us to repurchase the Zero Coupon Debentures at the accreted amount which was $582.2 million. In total, $11.0 million of face value for an aggregate accreted value of $7.1 million was put to us. We settled this obligation during July 2005 with cash on hand.
     On July 28, 2005, we called for redemption on August 29, 2005 of all of the outstanding Zero Coupon Debentures. At their option, certain holders tendered for conversion an aggregate of $367.4 million principal amount at maturity. The debentures were converted to an aggregate of approximately 7.3 million of our common shares. We redeemed the remaining $531.6 million aggregate principal amount at maturity for a cost of $341.8 million. We funded $240.0 million of that amount at that time through a borrowing on our 364-Day Facility and the remaining $101.8 million with available cash.
      Off Balance Sheet Arrangements
      Guarantees
     The 6 5/8% Senior Notes of Weatherford International, Inc. were guaranteed by Weatherford International Ltd. as of December 31, 2006. The following obligations of Weatherford International Ltd. were guaranteed by Weatherford International, Inc. as of December 31, 2006: (i) the Revolving Credit Facility, (ii) the Canadian Facility, (iii) the 4.95% Senior Notes, (iv) the 5.50% Senior Notes, (v) the 6.50% Senior Notes and (vi) issuances of commercial paper.

      Letters of Credit
     We execute letters of credit in the normal course of business. While these obligations are not normally called, these obligations could be called by the beneficiaries at any time before the expiration date should we breach certain contractual or payment obligations. As of December 31, 2006, we had $159.1 million of letters of credit and bid and performance bonds outstanding, consisting of $133.0 million outstanding under various uncommitted credit facilities and $26.1 million letters of credit outstanding under our committed facilities. If the beneficiaries called these letters of credit, the called amount would become an on-balance sheet liability, and our available liquidity would be reduced by the amount called.
      Operating Leases
     We are committed under various operating lease agreements primarily related to office space and equipment. Generally, these leases include renewal provisions as well as provisions which permit the adjustment of rental payments for taxes, insurance and maintenance related to the property.
Related Party Agreements
     See “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Note 20” for additional discussion of related party transactions.
Critical Accounting Policies and Estimates
     Our discussion and analysis of our financial condition and results of operation is based upon our consolidated financial statements. We prepare these financial statements in conformity with U.S. generally accepted accounting principles. As such, we are required to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. We base our estimates on historical experience, available information and various other assumptions we believe to be reasonable under the circumstances. On an on-going basis, we evaluate our estimates; however, actual results may differ from these estimates under different assumptions or conditions. The accounting policies we believe require management’s most difficult, subjective or complex judgments and are the most critical to our reporting of results of operations and financial position are as follows:
      Business Combinations and Goodwill and Indefinite-Lived Intangible Assets
     Goodwill and intangible assets acquired in connection with business combinations represent the excess of consideration over the fair value of tangible net assets acquired. Certain assumptions and estimates are employed in determining the fair value of assets acquired, the fair value of liabilities assumed, as well as in determining the allocation of goodwill to the appropriate reporting unit.
     We perform an impairment test for goodwill and indefinite-lived intangible assets annually as of October 1, or earlier if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with their carrying value. Our impairment test for indefinite-lived intangible assets involves the comparison of the fair value of the intangible asset and its carrying value. The fair value is determined using discounted cash flows and other market-related valuation models, including earnings multiples and comparable asset market values. Certain estimates and judgments are required in the application of these fair value models. The discounted cash flow analysis consists of estimating the future cash flows that are directly associated with each of our reporting units. These cash flows, in addition to the earnings multiples and comparable asset market values, are inherently subjective and require significant estimates based upon historical experience and future expectations such as budgets and industry projections. We have determined no impairment exists; however, if for any reason the fair value of our goodwill or that of any of our reporting units or the fair value of our intangible assets with indefinite lives declines below the carrying value in the future, we may incur charges for the impairment. The amount of the impairment, if any, is then determined based on an allocation of the reporting unit fair values to individual assets and liabilities.
      Long-Lived Assets
     Long-lived assets, which includes property, plant and equipment and definite-lived intangibles, comprise a significant amount of our total assets. In accounting for long-lived assets, we must make estimates about the expected useful lives of the assets and the potential for impairment based on the fair value of the assets and the cash flows they are expected to generate. The value of the long-lived assets is then amortized over its expected useful life. A change in the estimated useful lives of our long-lived assets would have an impact on our results of operations. We estimate the useful lives of our long-lived asset groups as follows:

Useful Lives
Buildings and leasehold improvements	5 — 40 years or lease term
Rental and service equipment	2 — 20 years
Machinery and other	2 — 12 years
Intangible assets	3 — 20 years
     In estimating the useful lives of our property, plant and equipment, we rely primarily on our actual experience with the same or similar assets. The useful lives of our intangible assets are determined by the years over which we expect the assets to generate a benefit based on legal, contractual or regulatory terms.
     Long-lived assets to be held and used by us are reviewed to determine whether any events or changes in circumstances indicate that we may not be able to recover the carrying amount of the asset. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, the introduction of competing technologies, legal challenges, a change in industry conditions or a reduction in cash flows associated with the use of the long-lived asset. If these or other factors exist that indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through the use of an undiscounted cash flow analysis. The undiscounted cash flow analysis consists of estimating the future cash flows that are directly associated with and expected to arise from the use and eventual disposition of the asset over its remaining useful life. These cash flows are inherently subjective and require significant estimates based upon historical experience and future expectations such as budgets and internal projections. If the undiscounted cash flows do not exceed the carrying value of the long-lived asset, an impairment has occurred, and we recognize a loss for the difference between the carrying amount and the estimated fair value of the asset. The fair value of the asset is measured using market prices, or in the absence of market prices, is based on an estimate of discounted cash flows. Cash flows are generally discounted at an interest rate commensurate with our weighted average cost of capital for a similar asset.
      Employee Stock-Based Compensation
     In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (Revised 2004) Share-Based Payment (“SFAS No. 123R”). SFAS No. 123R addresses the accounting for all share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. Under the new standard, companies are no longer able to account for share-based compensation transactions using the intrinsic value method in accordance with Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Under the intrinsic method, no compensation expense is recognized when the exercise price of an employee stock option is equal to the common share market price on the grant date and all other factors of the grant are fixed. Under SFAS No. 123R, companies must account for share-based compensation transactions using a fair-value method and recognize the expense in the consolidated statement of income. Effective January 1, 2006, we adopted SFAS No. 123R using the modified-prospective transition method. Under this method, compensation cost is recognized for all awards granted, modified or settled after the adoption date as well as for any awards that were granted prior to the adoption date for which the requisite service has not yet been rendered.
     Previously on January 1, 2003, we adopted SFAS No. 123, Accounting for Stock-Based Compensation (“SFAS No. 123”), to expense the fair value of employee stock-based compensation for awards granted, modified or settled subsequent to December 31, 2002. We elected the prospective method of adoption, and under this method, the fair value of employee stock-based awards granted or modified subsequent to adoption is measured at the grant date and is recognized as an expense over the service period, which is usually the vesting period. Accordingly, the adoption of SFAS No. 123R’s fair value method does not have a significant impact on our reported results of operations for the year ended December 31, 2006 as all of the grants issued prior to the adoption of SFAS No. 123 were fully vested in the prior year and the grants issued subsequent to January 1, 2003 are currently being expensed at their estimated fair value.
     The fair value of each option is estimated using the Black-Scholes option pricing model. Key assumptions in the Black-Scholes option pricing model, some of which are based on subjective expectations, are subject to change. A change in one or more of these assumptions would impact the expense associated with future grants. These key assumptions include the volatility of our common shares, the risk-free interest rate and the expected life of options.
     We used the following weighted average assumptions in the Black-Scholes option pricing model for determining the fair value of our 2005 and 2006 stock option grants:

	Expected	Risk-Free	Expected
	Volatility	Interest Rate	Life	Dividends

2005	38.88%	4.4%	5.0	None
2006	36.24%	4.7%	5.0	None
     We calculated the expected volatility by measuring the volatility of our historical stock price for a period equal to the expected life of the option and ending at the time the option was granted. We determined the risk-free interest rate based upon the interest rate on a U.S. Treasury Bill with a term equal to the expected life of the option at the time the option was granted. In estimating the expected lives of our stock options, we have relied primarily on our actual experience with our previous stock option grants. The expected life is less than the term of the option as option holders, in our experience, exercise or forfeit the options during the term of the option.
     We are not required to recalculate the fair value of our stock option grants estimated using the Black-Scholes option pricing model after the initial calculation under the related option terms as modified. However, a 100 basis point increase in our expected volatility and risk-free interest rate at the grant date would have had the following impact on our compensation expense for the year ended December 31, 2006:

100 Basis Point Increase
(In millions)

Expected volatility	$0.1
Risk-free interest rate	$0.1
      Pension and Other Postretirement Benefits
     In September 2006, the FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R) (“SFAS No. 158”). Among other items, SFAS No. 158 requires recognition of the overfunded or underfunded status of an entity’s defined benefit or postretirement plan as an asset or liability in the financial statements, requires the measurement of defined benefit or postretirement plan assets and obligations as of the end of the employer’s fiscal year, and requires recognition of the previously deferred portion of defined benefit or postretirement plans in other comprehensive income.
     Amounts recognized in the financial statements must be determined on an actuarial basis. Two of the more critical assumptions in the actuarial calculations are the discount rate for determining the current value of plan benefits and the expected rate of return on plan assets. Discount rates are based on the yields of government bonds or high quality corporate bonds in the respective country or economic market. The expected long-term rates of return on plan assets are based on a combination of historical experience and anticipated future returns in each of the asset categories. As we have both domestic and international plans, the assumptions, though the same in nature, are based on varying factors specific to each particular country or economic environment. Changes in any of the assumptions used could impact our projected benefit obligations and benefit costs as well as other pension and postretirement benefit calculations.

     Due to the significance of the discount rates and expected long-term rates of return, the following sensitivity analysis demonstrates the effect that a 50 basis point change in those assumptions will have on annual pension expense:

	Increase (Decrease) of Annual
	Pension Expense
	50 Basis Point	50 Basis Point
	Increase	Decrease
	(In millions)

Discount rate	$(1.2)	$1.6
Expected long-term rate of return	$(0.6)	$0.6
      Income Taxes
     We provide for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. This standard takes into account the differences between the financial statement treatment and tax treatment of certain transactions. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates is recognized as income or expense in the period that includes the enactment date. Our effective tax rates for 2006, 2005 and 2004 were 25.9%, 25.5% and 21.5%, respectively.
     We operate in approximately 100 countries through various legal entities. As a result, we are subject to numerous domestic and foreign tax jurisdictions and tax agreements and treaties among the various taxing authorities. Our operations in these jurisdictions are taxed on various bases: income before taxes, deemed profits (which is generally determined using a percentage of revenues rather than profits) and withholding taxes based on revenue. The calculation of our tax liabilities involves consideration of uncertainties in the application and interpretation of complex tax regulations in a multitude of jurisdictions across our global operations. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. The tax liabilities are reflected net of realized tax loss carryforwards. We adjust these reserves upon specific events; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If payment of these amounts ultimately proves to be less than the recorded amounts, the reversal of the liabilities would result in tax benefits being recognized in the period when the contingency has been resolved and the liabilities are no longer necessary. If the tax liabilities relate to tax uncertainties existing at the date of the acquisition of a business, the adjustment of such tax liabilities will result in an adjustment to the goodwill recorded at the date of acquisition. Changes in tax laws, regulations, agreements and treaties, foreign currency exchange restrictions or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that we provide during any given year.
      Valuation Allowance for Deferred Tax Assets
     We record a valuation allowance to reduce the carrying value of our deferred tax assets when it is more likely than not that a portion or all of the deferred tax assets will expire before realization of the benefit or that future deductibility is not probable. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character and in the related jurisdiction in the future. In evaluating our ability to recover our deferred tax assets, we consider all reasonably available positive and negative evidence, including our past operating results, the existence of cumulative losses in the most recent years and our forecast of future taxable income. In estimating future taxable income, we develop assumptions, including the amount of future state, federal and international pretax operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment.
     We have identified various domestic and international tax planning strategies that we would implement, if necessary, to enable the realization of our deferred tax assets; however, when the likelihood of the realization of existing deferred tax assets changes, adjustments to the valuation allowance are charged to our income tax provision in the period in which the determination is made.

     As of December 31, 2006, our net deferred tax assets were $90.0 million before a related valuation allowance of $51.8 million. As of December 31, 2005, our net deferred tax assets were $159.7 million excluding a related valuation allowance of $44.0 million.
     For a more comprehensive list of our accounting policies, see “Item 8. Financial Statements and Supplementary Data — Notes to Consolidated Financial Statements — Note 1.”
New Accounting Pronouncements
          In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of SFAS No. 157 on our consolidated financial position, results of operations and cash flows.
     In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN No. 48”). FIN No. 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In addition, it provides guidance on the measurement, derecognition, classification and disclosure of tax positions, as well as the accounting for related interest and penalties. FIN No. 48 is effective for fiscal years beginning after December 15, 2006. We do not expect the Interpretation to have a material impact on our results from operations or financial position.